Exhibit 4.39

Execution Version

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

Dated as of August 12, 2015

TABLE OF CONTENTS

Article I

DEFINITIONS

Section 1.1	Definitions	2

Article II

The Contributions, Purchases and sales

Section 2.1	Purchase and Sale of FSRU III	6
Section 2.2	Transfer of the Purchase Note to Höegh LNG	6
Section 2.3	Cancellation of the Purchase Note and the $140 Million Demand Note	7
Section 2.4	Contribution of FSRU III to the Operating Company	7
Section 2.5	Closing	7
Section 2.6	Purchase Price Adjustment	7

Article III

Representations and Warranties of THE SELLER COMPANIES

Section 3.1	Representations and Warranties	7

Article IV

Representations and Warranties of THE BUYER COMPANIES

Section 4.1	Representations and Warranties	12

Article V

PRE-CLOSING MATTERS

Section 5.1	Covenants of the Seller Companies Prior to the Closing Date	13
Section 5.2	Covenant of the Buyer Companies Prior to the Closing Date	14

Article VI

Conditions OF Closing

Section 6.1	Conditions to the Obligations of the Parties	15
Section 6.2	Conditions to the Obligations of the Seller Companies	15
Section 6.3	Conditions to the Obligations of the Buyer Companies	16

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Article VII

Termination, Amendment and Waiver

Section 7.1	Termination of this Agreement	17
Section 7.2	Amendments and Waivers	17

Article VIII

Indemnification

Section 8.1	Indemnification by the Seller Companies	17
Section 8.2	Indemnification by the Buyer Companies	18
Section 8.3	Indemnification by the Seller Companies for Certain Liabilities Arising under the Vessel Credit Facility	18
Section 8.4	Indemnification by the Buyer Companies for Certain Liabilities Arising under the Vessel Credit Facility	19

Article IX

FURTHER ASSURANCES

Section 9.1	Further Assurances	19
Section 9.2	Power of Attorney	19

Article X

Miscellaneous

Section 10.1	Survival of Representations and Warranties	20
Section 10.2	Headings; References, Interpretation	21
Section 10.3	Successors and Assigns	21
Section 10.4	No Third Party Rights	21
Section 10.5	Counterparts	21
Section 10.6	Governing Law	21
Section 10.7	Dispute Resolution	21
Section 10.8	Severability	22
Section 10.9	Deed; Bill of Sale; Assignment	22
Section 10.10	Integration	22

Exhibit I	Form of Seller’s Credit
Exhibit II	Form of Letter Agreement
Exhibit III	Form of Option Agreement

Schedule A	Insurance Policies

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CONTRIBUTION, PURCHASE AND SALE AGREEMENT

This CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 12, 2015 is made by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.”), Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the date hereof:

1.	Höegh LNG Ltd. is a wholly owned subsidiary of Höegh LNG;

2.	Höegh LNG, as lender, and Höegh LNG Ltd., as borrower, are parties to an Inter-Company Loan Agreement, dated January 30, 2009, as amended by Amendment No. 1, dated August 9, 2010, Amendment No. 2, dated September 13, 2011, Amendment No. 3, dated August 15, 2012, Amendment No. 4, dated May 22, 2013 and Amendment No. 5, dated December 18, 2013 (as amended, the “Intercompany Debt”);

3.	Höegh LNG FSRU III Ltd., a Cayman Islands company (“FSRU III”), is a wholly owned subsidiary of Höegh LNG Ltd.;

4.	Hoegh LNG Cyprus Limited, a Cyprus company (“CyprusCo”), is a wholly owned subsidiary of FSRU III;

5.	CyprusCo is the record owner of the floating storage and regasification unit Höegh Gallant (the “Vessel”); and

6.	The Operating Company is a wholly owned subsidiary of the Partnership;

WHEREAS, by a Lease and Maintenance Agreement, dated April 15, 2015 (the “Lease and Maintenance Agreement”), CyprusCo, acting through its Egyptian Branch, chartered the Vessel to Hoegh LNG Egypt LLC, an Egyptian company and an indirect wholly-owned subsidiary of Höegh LNG Ltd. (“EgyptCo”);

WHEREAS, the Vessel is subject to a Regasification Service Agreement, dated November 3, 2014, between Egyptian Natural Gas Holding Company, an Egyptian company (the “Charterer”), and Höegh LNG Ltd., as amended pursuant to the Novation Agreement (as defined below) (the “Regasification Service Agreement”);

WHEREAS, Höegh LNG, Höegh LNG Ltd., EgyptCo and the Charterer have entered into a Novation Agreement, dated March 29, 2015 (the “Novation Agreement”), whereby Höegh LNG Ltd. transferred to EgyptCo, and EgyptCo accepted, all of Höegh LNG Ltd.’s rights, interests, duties and obligations under the Regasification Service Agreement;

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WHEREAS, Höegh LNG FSRU IV Ltd., a Cayman Islands company (“FSRU IV”), and CyprusCo, as borrowers, Höegh LNG, Höegh LNG Ltd. and FSRU III, as corporate guarantors, and the banks and other financial institutions named therein as lenders and swap banks have entered into a $412 million Amended and Restated Facilities Agreement, dated April 1, 2015, with respect to the Vessel (the “Vessel Credit Facility”);

WHEREAS, pursuant to this Agreement, each of the following will occur on the Closing Date in the order set forth below:

1.          Höegh LNG Ltd. sells, assigns and transfers 100% of the outstanding shares of FSRU III to the Partnership in exchange for (a) an interest-free promissory note, dated the Closing Date, from the Partnership payable to Höegh LNG Ltd. in the amount of $140.0 million (the “Purchase Note”) and (b) a promissory note, dated the Closing Date, from the Partnership payable to Höegh LNG Ltd. in the amount of $47.0 million, substantially in the form of Exhibit I hereto (the “Seller’s Credit”).

2.          Höegh LNG Ltd. transfers the Purchase Note to Höegh LNG in exchange for a reduction of the Intercompany Debt in an amount of $140.0 million.

3.          The $140,000,000 Demand Note, dated August 12, 2014, evidencing a loan by the Partnership to Höegh LNG (the “$140 Million Demand Note”) will be cancelled in exchange for the cancellation of the Purchase Note.

4.          The Partnership contributes 100% of the outstanding shares of FSRU III to the Operating Company, in exchange for 500 units representing limited liability company interests in the Operating Company.

agreement

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1        Definitions.   The following defined terms will have the meanings given below:

“$140 Million Demand Note” has the meaning set forth in the Recitals of this Agreement.

“1934 Act Filings” means the filings made by the Partnership with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Agreement” means this Contribution, Purchase and Sale Agreement.

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“Buyer Attorney-in-Fact” has the meaning set forth in Section 9.2(a).

“Buyer Companies” means, collectively, the Partnership and the Operating Company.

“Buyer Financing Indemnitees” has the meaning set forth in Section 8.3.

“Buyer Indemnitees” has the meaning set forth in Section 8.1.

“Charterer” has the meaning set forth in the Recitals of this Agreement.

“Closing Date” has the meaning set forth in Section 2.5.

“Covered Assets” has the meaning set forth in Section 8.1(b).

“Covered Environmental Losses” means all Losses suffered or incurred by the Buyer Companies by reason of, arising out of or resulting from:

(a)         any violation or correction of violation of Environmental Laws with regard to the ownership or operation by the Seller Companies, EgyptCo or the Transferred Subsidiaries of the Covered Assets; or

(b)         any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by the Seller Companies, EgyptCo or the Transferred Subsidiaries of the Covered Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Covered Assets or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Covered Assets), including, without limitation, the reasonable and documented cost and expense of (i) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work, but only to the extent that such violation complained of under clause (a), or such events or conditions included in clause (b), occurred before the Closing Date; and, provided that in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”

“CyprusCo” has the meaning set forth in the Recitals of this Agreement.

“EgyptCo” has the meaning set forth in the Recitals of this Agreement.

“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.

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“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.

“FSRU III” has the meaning set forth in the Recitals of this Agreement.

“FSRU IV” has the meaning set forth in the Recitals of this Agreement.

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.

“Höegh LNG” has the meaning set forth in the opening paragraph of this Agreement.

“Höegh LNG Ltd.” has the meaning set forth in the opening paragraph of this Agreement.

“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:

(a)         an order has been made or an effective resolution passed or other proceedings or actions taken (including the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)         it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c)         any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Intercompany Debt” has the meaning set forth in the Recitals of this Agreement.

“Laws” has the meaning set forth in Section 3.1(c).

“Lease and Maintenance Agreement” has the meaning set forth in the Recitals of this Agreement.

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“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity, provided that, in no event will losses to the extent arising from a change in any Law after the Closing Date be deemed “Losses” for purposes of this Agreement.

“Novation Agreement” has the meaning set forth in the Recitals of this Agreement.

“Omnibus Agreement” means the Omnibus Agreement, dated August 12, 2014, among Höegh LNG, the Partnership, Höegh LNG GP LLC and the Operating Company.

“Operating Company” has the meaning set forth in the opening paragraph of this Agreement.

“Organizational Documents” means, with respect to any entity, its articles of association, articles of incorporation and/or bylaws, certificate of formation and/or limited liability company agreement, certificate of limited partnership and/or agreement of limited partnership and/or other organizational documents.

“Partnership” has the meaning set forth in the opening paragraph of this Agreement.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

“Purchase Note” has the meaning set forth in the Recitals of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Adjustment” has the meaning set forth in Section 2.6.

“Regasification Service Agreement” has the meaning set forth in the Recitals of this Agreement.

“Rules” has the meaning set forth in Section 10.7.

“Secondment Agreement” means the Intercompany Agreement Regarding Secondment of Employees, dated March 31, 2015, between CyprusCo and Höegh LNG Maritime Management Pte. Ltd.

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“Seller Attorney-in-Fact” has the meaning set forth in Section 9.2(b).

“Seller Companies” means, collectively, Höegh LNG and Höegh LNG Ltd.

“Seller Financing Indemnitees” has the meaning set forth in Section 8.4.

“Seller Indemnitees” has the meaning set forth in Section 8.2.

“Seller’s Credit” has the meaning set forth in the Recitals of this Agreement.

“Ship Management Agreement” means the Ship Management Agreement, dated March 24, 2015, between CyprusCo and Höegh LNG Fleet Management AS.

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, import taxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other charges of any kind imposed by, or required to be reported or paid to, any Governmental Authority and all interest and penalties thereon.

“Transferred Subsidiaries” means, collectively, FSRU III and CyprusCo.

“Vessel” has the meaning set forth in the Recitals of this Agreement.

“Vessel Contracts” has the meaning set forth in Section 3.1(m).

“Vessel Credit Facility” has the meaning set forth in the Recitals of this Agreement.

Article II

The Contributions, Purchases and sales

On the Closing Date, the Parties agree that the following transactions shall be completed in the order set forth below.

Section 2.1        Purchase and Sale of FSRU III. Höegh LNG Ltd. shall sell, assign and transfer 100% of the outstanding shares of FSRU III to the Partnership in exchange for (a) the Purchase Note and (b) the Seller’s Credit (the “Purchase Price”).

Section 2.2        Transfer of the Purchase Note to Höegh LNG. Höegh LNG Ltd. shall transfer the Purchase Note to Höegh LNG in exchange for a reduction of the Intercompany Debt in an amount of $140.0 million.

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Section 2.3        Cancellation of the Purchase Note and the $140 Million Demand Note. Höegh LNG shall cancel the Purchase Note in exchange for the cancellation by the Partnership of the $140 Million Demand Note.

Section 2.4        Contribution of FSRU III to the Operating Company. The Partnership shall contribute 100% of the outstanding shares of FSRU III to the Operating Company, in exchange for 500 units representing limited liability company interests in the Operating Company.

Section 2.5        Closing. On the terms and subject to the conditions of this Agreement, the contributions, purchases, sales, transfers and cancellations set forth in Section 2.1 through Section 2.4 shall take place on September 30, 2015, or on such other date as may be agreed upon by the Parties (the “Closing Date”).

Section 2.6        Purchase Price Adjustment. The Purchase Price shall be increased or decreased by an amount equal to the amount by which all net working capital reflected on the books and records of CyprusCo as of the Closing Date either exceeds or is less than $50,000 (the “Purchase Price Adjustment”). Within 30 days following the Closing Date, Höegh LNG and the Partnership shall agree on the amount of the Purchase Price Adjustment pursuant to this Section 2.6, and Höegh LNG and the Partnership shall make settlement of the Purchase Price Adjustment in cash within 30 days thereafter.

Article III

Representations and Warranties of THE SELLER COMPANIES

Section 3.1        Representations and Warranties. The Seller Companies hereby represent and warrant to the Buyer Companies as of the date hereof and as of the Closing Date, that:

(a)        Each of the Seller Companies and the Transferred Subsidiaries has been duly formed or incorporated and is validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to the Seller Companies or the Transferred Subsidiaries and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)        Each of the Seller Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Companies and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by each of the Seller Companies pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of each of the Seller Companies and this Agreement has been duly executed and delivered by the Seller Companies and constitutes a legal, valid and binding obligation of the Seller Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

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(c)        The execution, delivery and performance by each of the Seller Companies of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Seller Companies’ or the Transferred Subsidiaries’ Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any of the Seller Companies or the Transferred Subsidiaries is a party or is subject or by which any of the Seller Companies’ or the Transferred Subsidiaries’ assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a Governmental Authority, orders of a Governmental Authority, judicial decisions, decisions of arbitrators or determinations of any Governmental Authority or court (“Laws”); or (iv) the Regasification Service Agreement, the Lease and Maintenance Agreement, the Vessel Credit Facility or any material provision of any material contract to which any of the Seller Companies or the Transferred Subsidiaries is a party or by which the assets of any of the Seller Companies or the Transferred Subsidiaries are bound;

(d)        Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Seller Companies of this Agreement or the consummation by each of the Seller Companies and the Transferred Subsidiaries of the transactions contemplated hereunder, and any consent required for the transactions contemplated hereunder pursuant to the Regasification Service Agreement, the Lease and Maintenance Agreement and/or the Vessel Credit Facility has been duly obtained;

(e)        As of the date hereof, Höegh LNG Ltd. owns all of the outstanding shares of FSRU III and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility; and as of the date hereof, FSRU III owns all of the outstanding shares of CyprusCo and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility;

(f)        All of the issued and outstanding equity interests of each Transferred Subsidiary have been duly authorized and are validly issued in accordance with the Organizational Documents of such Transferred Subsidiary and are fully paid and non-assessable;

(g)        Other than as set forth in the Omnibus Agreement and the Vessel Credit Facility, there are not outstanding (i) any options, warrants or other rights to purchase any equity interests or assets of any Transferred Subsidiary, (ii) any securities convertible into or exchangeable for equity interests or assets of any Transferred Subsidiary, or (iii) any other commitments of any kind for the issuance of equity interests of any Transferred Subsidiary or options, warrants or other securities of any Transferred Subsidiary;

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(h)        Other than as set forth in the Omnibus Agreement and the Vessel Credit Facility, there is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire any assets of the Transferred Subsidiaries;

(i)        Correct and complete copies of the organizational documents of each Transferred Subsidiary (as amended to the date of this Agreement), the Regasification Service Agreement, the Lease and Maintenance Agreement, the Secondment Agreement and the Ship Management Agreement have been made available to the Buyer Companies;

(j)        A correct and complete copy of the Vessel Credit Facility has been made available to the Partnership. The Vessel Credit Facility is a valid and binding agreement of each of Höegh LNG, Höegh LNG Ltd. and each of the Transferred Subsidiaries, enforceable against each of Höegh LNG, Höegh LNG Ltd. and each Transferred Subsidiary in accordance with its terms and, to the knowledge of the Seller Companies, the Vessel Credit Facility is a valid and binding agreement of each of the other parties thereto enforceable against each of such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(k)        Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of floating storage and regasification units of the same type as the Vessel in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) with respect to, or claims against the Transferred Subsidiaries or any of the assets owned by the Transferred Subsidiaries, including the Vessel, other than those arising under or in connection with Vessel Credit Facility, the Regasification Service Agreement or the Lease and Maintenance Agreement;

(l)        The Seller Companies have disclosed to the Buyer Companies all material information on, and about, each of the Transferred Subsidiaries and the Vessel and all such information is true, accurate and not misleading in any material respect. Nothing has been omitted or withheld from any materials provided by the Seller Companies to the Buyer Companies in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading;

(m)        The Seller Companies have disclosed to the Buyer Companies all material contracts and agreements, written or oral, to which any of the Transferred Subsidiaries is a party or by which any of their assets are bound, including the Regasification Service Agreement, the Lease and Maintenance Agreement, the Vessel Credit Facility, the Secondment Agreement and the Ship Management Agreement (the “Vessel Contracts”);

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(n)        Each of the Vessel Contracts is a valid and binding agreement of the Transferred Subsidiaries party thereto, Höegh LNG Ltd., Höegh LNG or EgyptCo, as applicable, enforceable against such Transferred Subsidiary, Höegh LNG Ltd., Höegh LNG or EgyptCo, as applicable, in accordance with its terms, and to the knowledge of the Seller Companies, each of the Vessel Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with their terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(o)        Each of the Transferred Subsidiaries, Höegh LNG Ltd., Höegh LNG or EgyptCo, as applicable, has fulfilled all material obligations required pursuant to the Vessel Contracts to which it is a party to have been performed by it prior to the date hereof and has not waived any material rights thereunder;

(p)        There has not occurred any material default on the part of any Transferred Subsidiary, Höegh LNG, Höegh LNG Ltd. or EgyptCo under any Vessel Contracts to which it is a party, or to the knowledge of the Seller Companies, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any Transferred Subsidiary, Höegh LNG, Höegh LNG Ltd. or EgyptCo under any of the Vessel Contracts to which it is a party nor, to the knowledge of the Seller Companies, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Vessel Contracts;

(q)        CyprusCo now has, and at the Closing Date will have, good and marketable title to the Vessel and its equipment, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility and permitted encumbrances under the Vessel Credit Facility. As of September 30, 2015, there will be $183.0 million of borrowings outstanding under the Vessel Credit Facility;

(r)        There is no action, suit or proceeding to which any of the Transferred Subsidiaries is a party (either as a plaintiff or defendant), or to which the Vessel is subject, pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any of the Transferred Subsidiaries or the Vessel; and, to the knowledge of the Seller Companies, there is no basis for any such action, suit or proceeding;

(s)        Neither of the Transferred Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its business, assets or properties;

(t)        There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any of the Transferred Subsidiaries to take any action of any kind with respect to their respective business, assets or properties;

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(u)        Neither of the Transferred Subsidiaries is now or will be at the Closing Date indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of such Transferred Subsidiary or any spouse, child, or other relative or any affiliate thereof, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to such Transferred Subsidiary;

(v)        Höegh LNG Ltd. will cause each of the Transferred Subsidiaries to timely elect to be classified for U.S. federal income tax purposes as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service. These elections for the Transferred Subsidiaries have been or will be made with an effective date prior to the transactions described in Section 2.1. Once these elections have been made, none of Höegh LNG, Höegh LNG Ltd. or the Transferred Subsidiaries will take any action to change the U.S. federal income tax classification of the Transferred Subsidiaries from an entity disregarded as separate from its owner;

(w)        Other than as set forth in the Secondment Agreement, none of the Transferred Subsidiaries have any employees. All crew members with respect to the Vessel are provided directly or indirectly by subsidiaries of Höegh LNG pursuant to services agreements with the Transferred Subsidiaries;

(x)        The Vessel is insured in accordance with the provisions and requirements of the Vessel Credit Facility and any ship mortgage thereon, and the Regasification Service Agreement, the Lease and Maintenance Agreement and any other charter thereof, and all requirements and conditions of such insurance have been complied with, and a list of the insurance policies relating to the Vessel is set forth on Schedule A hereto, each of which is in full force and effect and, to the knowledge of the Seller Companies, not subject to being voided or terminated for any reason;

(y)        The Vessel (i) is adequate and suitable for use by CyprusCo in its business as presently conducted by it in all material respects, ordinary wear and tear excepted; (ii) is in good running order and repair; (iii) is in compliance with applicable Laws and regulations (including without limitation, the Laws of Egypt and Cyprus and Laws applicable to vessels registered under the laws and flag of the jurisdictions in which the Vessel is currently registered and in which it operates); (iv) is duly registered under the flag of Norway (Norwegian International Ships Register); (v) is in compliance in all material respects with the requirements of its classification society DNV GL and has the highest classification rating; (vi) has class certificates that are clean and valid and free of recommendations or notations as to class or other requirement of DNV GL; (vii) is not subject to any charter other than the Regasification Service Agreement and the Lease and Maintenance Agreement; and (viii) has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and all repairs made to the Vessel since its delivery from the shipyard and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer Companies;

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(z)        The Vessel is not (i) under arrest or otherwise detained; (ii) other than in the ordinary course of business, in the possession of any Person (other than each Vessel’s master and crew); or (iii) subject to any possessory lien;

(aa)        No blacklisting or boycotting of any type has been applied or currently exists against, or in respect of, the Vessel; and

(bb)        the Vessel is supplied with valid and up-to-date safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the laws of Egypt, Cyprus, Norway or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

Article IV

Representations and Warranties of THE BUYER COMPANIES

Section 4.1        Representations and Warranties. The Buyer Companies hereby represent and warrant to the Seller Companies as of the date hereof and as of the Closing Date, that:

(a)        Each of the Buyer Companies has been duly formed and is validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted and, in the case of the Partnership, as described in the Partnership’s 1934 Act Filings. No Insolvency Event has occurred with respect to the Buyer Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)        Each of the Buyer Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer Companies and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by each of the Buyer Companies pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of each of the Buyer Companies party hereto or thereto, and this Agreement has been duly executed and delivered by the Buyer Companies and constitutes a legal, valid and binding obligation of the Buyer Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)        The execution, delivery and performance by each of the Buyer Companies, as applicable, of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) such Party’s Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, loan agreement, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which either of the Buyer Companies is a party or is subject or by which any of its assets or properties may be bound; or (iii) any applicable Laws; and

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(d)        Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Buyer Companies of this Agreement or the consummation by each of the Buyer Companies of the transactions contemplated hereunder.

Article V

PRE-CLOSING MATTERS

Section 5.1        Covenants of the Seller Companies Prior to the Closing Date. From the date of this Agreement to the Closing Date, the Seller Companies shall cause each of the Transferred Subsidiaries and EgyptCo to conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted. None of the Seller Companies shall permit any of the Transferred Subsidiaries or EgyptCo to enter into any material contracts or other material written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Partnership prior to the date of this Agreement, without the prior consent of the Partnership (such consent not to be unreasonably withheld or delayed). In addition, the Seller Companies shall not permit any of the Transferred Subsidiaries or EgyptCo to take any action that would result in any of the conditions to the contributions, purchases, sales, transfers and cancellations set forth in Article II not being satisfied. Furthermore, each of the Seller Companies hereby agrees and covenants that it:

(a)        shall cooperate with the Buyer Companies and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required from the counterparties to each of the Vessel Contracts as a result of the contributions, purchases, sales, transfers and cancellations set forth in Article II;

(b)        shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Buyer Companies in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from any Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement;

(c)        shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales, transfers and cancellations set forth in Article II and the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby;

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(d)        shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate any Vessel Contract or Organizational Document of a Transferred Subsidiary prior to the Closing Date without the prior written consent of the Buyer Companies;

(e)        shall not exercise or permit any exercise of any rights or options contained in the Regasification Service Agreement or the Lease and Maintenance Agreement, without the prior written consent of the Buyer Companies, such consent not to be unreasonably withheld or delayed;

(f)        shall provide prompt notice to the Partnership of the exercise of any rights or options by any Seller Company or Transferred Subsidiary under the Vessel Contracts;

(g)        shall observe and perform in a timely manner, all of its covenants and obligations under the Vessel Contracts, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer Companies of such default and shall, if requested by the Buyer Companies, enforce all of its rights under such Vessel Contracts, as applicable, in respect of such default;

(h)        Höegh LNG Ltd. will cause each of the Transferred Subsidiaries to timely elect to be classified for U.S. federal income tax purposes as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service. These elections for the Transferred Subsidiaries have been or will be made with an effective date prior to the transactions described in Section 2.1. Once these elections have been made, none of Höegh LNG, Höegh LNG Ltd. or the Transferred Subsidiaries will take any action to change the U.S. federal income tax classification of the Transferred Subsidiaries from an entity disregarded as separate from its owner;

(i)        shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Vessel Credit Facility; and

(j)        shall permit representatives of the Buyer Companies to make, prior to the Closing Date, at their risk and expense, such searches, surveys, tests and inspections of the Vessel as the Buyer Companies may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the Vessel or interfere with the activities of CyprusCo, EgyptCo or the Charterer thereon and that the Buyer Companies shall furnish the Seller Companies with evidence that the Buyer Companies have adequate liability insurance in full force and effect.

Section 5.2 Covenant of the Buyer Companies Prior to the Closing Date. Each of the Buyer Companies hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, it shall, in respect of the contributions, purchases, sales, transfers and cancellations to be effected hereunder at the Closing Date, take, or cause to be taken, to the extent not already taken, all necessary corporate limited partnership or limited liability company action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales, transfers and cancellations, and the execution, delivery and performance of this Agreement and any other agreements and documents contemplated hereby.

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Article VI

Conditions OF Closing

Section 6.1        Conditions to the Obligations of the Parties. The obligation of the Parties to effect the contributions, purchases, sales, transfers and cancellations set forth in Article II is subject to the satisfaction (or waiver by each of the Parties) on or prior to the Closing Date of the following conditions:

(a)        The Seller Companies and the Transferred Subsidiaries, as applicable, shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, to the extent applicable, with respect to the Vessel Contracts) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any Environmental Laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder;

(b)        No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority or any other Person to enjoin, restrict or prohibit the transactions contemplated hereunder;

(c)        Höegh LNG, Höegh LNG Ltd., the Partnership, the Operating Company and EgyptCo shall have entered into a letter agreement substantially in the form attached as Exhibit II hereto; and

(d)        Höegh LNG, Höegh LNG Ltd. and the Partnership shall have entered into an option agreement substantially in the form attached as Exhibit III hereto.

Section 6.2        Conditions to the Obligations of the Seller Companies. The obligations of the Seller Companies to effect the contributions, purchases, sales, transfers and cancellations set forth in Article II are subject to the satisfaction (or waiver by each of the Seller Companies) on or prior to the Closing Date of the following conditions:

(a)        The representations and warranties of the Buyer Companies made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

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(b)        Each of the Buyer Companies shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the Closing Date; and

(c)        All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller Companies, and the Seller Companies shall have received copies of all such documents and other evidence as they may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 6.3        Conditions to the Obligations of the Buyer Companies. The obligations of the Buyer Companies to effect the contributions, purchases, sales, transfers and cancellations set forth in Article II are subject to the satisfaction (or waiver by each of the Buyer Companies) on or prior to the Closing Date of the following conditions:

(a)        The representations and warranties of the Seller Companies made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b)        Each of the Seller Companies and the Transferred Subsidiaries shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the Closing Date;

(c)        The results of the searches, surveys, tests and inspections of the Vessel referred to in Section 5.1(j) are reasonably satisfactory to the Buyer Companies;

(d)        Höegh LNG Ltd. will have caused each of the Transferred Subsidiaries to timely elect to be classified for U.S. federal income tax purposes as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service and these elections for the Transferred Subsidiaries will have been made with an effective date prior to the transactions described in Section 2.1; and

(e)        All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Buyer Companies, and the Buyer Companies shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

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Article VII

Termination, Amendment and Waiver

Section 7.1        Termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

(a)        by mutual written consent of the Parties;

(b)        by the Seller Companies if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Seller Companies; or

(c)        by the Buyer Companies if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Buyer Companies;

provided, however, that the Parties seeking termination pursuant to clause (b) or (c) is not then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2        Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. Only an instrument in writing by the Buyer Companies, on the one hand, or the Seller Companies, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

Article VIII

Indemnification

Section 8.1        Indemnification by the Seller Companies. Following the Closing Date, the Seller Companies shall be liable for, and shall indemnify, defend and hold harmless the Buyer Companies and their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against:

(a)        any Losses suffered or incurred by such Buyer Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of the Seller Companies in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller Companies;

(b)        any Covered Environmental Losses relating to the Transferred Subsidiaries or the Vessel (the “Covered Assets”) to the extent that the Seller Companies are notified by the Partnership of any such Covered Environmental Losses within five (5) years after the Closing Date;

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(c)        any Losses (other than Covered Environmental Losses) suffered or incurred by such Buyer Indemnitee in relation to the Vessel, including any claim for the repayment of hire or damages or repair costs, for periods prior to the Closing Date;

(d)        all Tax liabilities attributable to the operation of the Covered Assets prior to the Closing Date, including any such Tax liabilities of the Seller Companies that may result from the consummation of the transactions contemplated by this Agreement, but excluding any federal, state, foreign and local income taxes reserved on the books of the Transferred Subsidiaries on the Closing Date;

(e)        all capital gains tax or other export duty incurred by such Buyer Indemnitee in connection with the transfer of the Vessel outside of CyprusCo’s permanent establishment in a Public Free Zone in Egypt;

(f)        any recurring non-budgeted costs owed by such Buyer Indemnitee to Höegh LNG Fleet Management AS with respect to payroll taxes;

(g)        any non-budgeted Losses suffered or incurred by such Buyer Indemnitee in connection with the commencement of Vessel services under the Lease and Maintenance Agreement or the Regasification Services Agreement; and

(h)        any fees, expenses or other payments incurred or owed by any of the Seller Companies to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

Section 8.2 Indemnification by the Buyer Companies. Following the Closing Date, the Buyer Companies shall be liable for, and shall indemnify, defend and hold harmless the Seller Companies and their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer Companies in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer Companies.

Section 8.3        Indemnification by the Seller Companies for Certain Liabilities Arising under the Vessel Credit Facility. Following the Closing Date, the Seller Companies shall be liable for, and shall indemnify, defend and hold harmless the Buyer Companies, the Transferred Subsidiaries and their respective officers, directors, employees, agents and representatives (the “Buyer Financing Indemnitees”) from and against any (i) any payments of, or obligations with respect to, principal, interest, fees, costs, expenses, indemnities, or other amounts required to be made by such Buyer Financing Indemnitees under the Vessel Credit Facility under or with respect to any loans thereunder other than those made in connection with the Vessel or the Transferred Subsidiaries, and (ii) Losses, suffered or incurred by such Buyer Financing Indemnitees by reason of, arising out, of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation, of the Vessel Credit Facility, excluding any such Losses caused by either Transferred Subsidiary or relating to the ownership or operation by the Partnership, the Operating Company or any Transferred Subsidiary of the Covered Assets.

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Section 8.4        Indemnification by the Buyer Companies for Certain Liabilities Arising under the Vessel Credit Facility. Following the Closing Date, the Buyer Companies shall be liable for, and shall indemnify, defend and hold harmless the Seller Companies, FSRU IV and their respective officers, directors, employees, agents and representatives (the “Seller Financing Indemnitees”) from and against any (i) any payments of, or obligations with respect to, principal, interest, fees, costs, expenses, indemnities, or other amounts required to be made by such Seller Financing Indemnitees under the Vessel Credit Facility under or with respect to any loans thereunder in connection with the Vessel or the Transferred Subsidiaries, and (ii) Losses, suffered or incurred by such Seller Financing Indemnitees by reason of, arising out, of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation, of the Vessel Credit Facility caused by either Transferred Subsidiary or relating to the ownership or operation by the Partnership, the Operating Company or any Transferred Subsidiary of the Covered Assets.

Article IX

FURTHER ASSURANCES

Section 9.1        Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) to more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 9.2        Power of Attorney.

(a)        Each of the Buyer Companies hereby constitutes and appoints Richard Tyrrell (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of each of the Buyer Companies and their successors and assigns, and for the benefit of the Buyer Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of the Buyer Companies and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Buyer Companies for the benefit of the Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Buyer Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement (or intended so to be), and (iii) do any and all such acts and things in furtherance of this Agreement as the Buyer Attorney-in-Fact shall deem advisable. Each of the Buyer Companies hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Buyer Companies or their successors or assigns or by operation of law.

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(b)        Each of the Seller Companies hereby constitutes and appoints Sveinung J. S. Støhle (the “Seller Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the Seller Companies and their successors and assigns, and for the benefit of the Seller Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of the Seller Companies and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seller Companies for the benefit of the Seller Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seller Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, and (iii) do any and all such acts and things in furtherance of this Agreement as the Seller Attorney-in-Fact shall deem advisable. Each of the Seller Companies hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Seller Companies or their successors or assigns or by operation of law.

Article X

Miscellaneous

Section 10.1        Survival of Representations and Warranties. The representations and warranties of the Seller Companies contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Buyer Companies may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by the Buyer Companies against the Seller Companies thereafter in respect of such representations and warranties, except for claims that have been asserted by the Buyer Companies prior to the date of this Agreement.

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Section 10.2        Headings; References, Interpretation. All amounts referred to herein are in United States dollars. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits and Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Exhibits and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits and Schedules attached hereto, and all such Exhibits and Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 10.3        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 10.4        No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 10.5        Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 10.6        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.7 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association in accordance with its International Arbitration Rules (the “Rules”). The arbitration tribunal shall be composed of three neutral arbitrators. The claimant shall appoint an arbitrator with its notice of arbitration, the respondent shall appoint an arbitrator with its answer, and within 20 days of the appointment of the second arbitrator the two party-appointed arbitrators shall appoint a third arbitrator to chair the tribunal. Any arbitrator not appointed as set forth in the preceding sentence shall be appointed according to the Rules. The seat of the arbitration shall be London, England. The arbitration shall be conducted in the English language. The award will be final and binding, and a judgment upon the award may be made by any court of competent jurisdiction.

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Section 10.8        Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 10.9        Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 10.10        Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

HÖEGH LNG HOLDINGS LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Attorney-in-fact

HÖEGH LNG LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Attorney-in-fact

HÖEGH LNG PARTNERS LP

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

HÖEGH LNG PARTNERS OPERATING LLC

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

Signature Page
To
Contribution, Purchase and Sale Agreement

EXHIBIT I

FORM OF SELLER’S CREDIT

[attached]

Exhibit I to
Contribution, Purchase and Sale Agreement

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NONE OF SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

SELLER CREDIT NOTE

$47,000,000

[●], 2015

HÖEGH LNG PARTNERS LP, a Marshall Islands limited partnership (together with its successors and permitted assigns, “Payor”), for value received, hereby promises to pay to Höegh LNG Ltd. (“Payee”), or its registered assigns, the principal sum of forty-seven million and no/100 Dollars ($47,000,000) payable [●]1 (such date, the “Maturity Date”); provided that, notwithstanding the foregoing, (i) Payee may, in its sole and absolute discretion, elect to accelerate the Maturity Date upon any breach by Payor of any provision of this Note (including, without limitation, any failure by Payor to pay any amount owing under this Note when due and in the manner required by this Note) and (ii) the Maturity Date shall be deemed to have occurred immediately upon the occurrence of any Insolvency Event without any further act on the part of any Person. This Note shall accrue interest at a rate of 8% per annum which interest shall be payable as provided below; provided, however, that Payor agrees to pay interest at a rate of 10% per annum on all amounts under this Note not paid when due which interest shall be payable promptly after demand of Payee. Interest on this Note shall be calculated on the basis of the actual number of days elapsed and a year of 360 days. Accrued and unpaid interest shall be paid by Payor on the last Business Day of each March, June, September and December. Payment of principal, interest and any other amounts in respect of this Note shall be made in Dollars, in immediately-available funds, by wire-transfer to the payment office most recently notified to Payor in writing by Payee.

1.           DEFINED TERMS

Capitalized terms used in this Note shall have the meanings set forth herein, and the following capitalized terms shall have the following meanings:

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

1 To be 18 months after the date of the note.

“Business Day” shall mean a day other than a Saturday, Sunday or any other day on which commercial banks in London, New York, the Marshall Islands, Norway or Bermuda are authorized or required by law to close.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under United States federal, state or foreign law, including the Bankruptcy Code.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of Payor and its subsidiaries taken as a whole, (b) the ability of Payor to perform its obligations under this Note or (c) the ability of Payee to enforce this Note.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

2.           PREPAYMENT

The outstanding principal amount of this Note may be prepaid in whole or in part at any time by Payor, without premium or penalty, upon ten (10) Business Days’ (or such shorter period as Payee shall accept) prior written notice to Payee, which notice shall be irrevocable once delivered. Any prepayment of this Note shall be accompanied by all accrued and unpaid interest on the amount so prepaid. In the event this Note is prepaid in part, a new Note or Notes of like tenor for the outstanding principal amount hereof will be issued in the name of the Payee upon request of the Payee. Amounts in respect of this Note which are prepaid may not be reborrowed.

3.           REPRESENTATIONS AND WARRANTIES

Payor represents and warrants to Payee that:

(a)	Payor (i) has been duly formed and is validly existing and in good standing under the laws of the Marshall Islands and (ii) is qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

(b)	The execution, delivery and performance by Payor of this Note have been duly authorized by all necessary corporate action of Payor and do not and will not: (i) contravene the terms of the organizational documents of Payor; (ii) result in a breach of, or constitute a default under, any lease, instrument, contract or other agreement to which Payor is a party or by which it or its properties may be bound or affected that would reasonably be expected to have a Material Adverse Effect; or (iii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Payor.

(c)	This Note constitutes the legal, valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	No authorization, consent, approval, license, exemption of, or filing or registration with, any Person is required for the due execution, delivery or performance by Payor of this Note.

(e)	The making of the loan evidenced by this Note does not require any authorization, consent or approval of, registration or filing with, or any other action by, any Person (including shareholders or any class of directors, whether interested or disinterested, of Payor or any other Person), nor is any such authorization, consent, approval, registration, filing or other action necessary for the validity or enforceability of this Note, except such as have been obtained or made and are in full force and effect.

4.           INSOLVENCY EVENTS

Any of the following events which shall occur shall constitute an “Insolvency Event”:

(a)	(i) Payor shall be dissolved, liquidated, wound up or cease its corporate existence or cease to conduct its business in the ordinary course; or (ii) Payor (1) shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (2) shall commence any voluntary Insolvency Proceeding; or (3) shall take any action to effectuate or authorize any of the foregoing; or

(b)	(i) Any involuntary Insolvency Proceeding is commenced or filed against Payor, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of Payor’s properties and such Insolvency Proceeding shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) Payor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-United States law) is ordered in any Insolvency Proceeding; or (iii) Payor acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

5.           SUBORDINATION

Notwithstanding any provision to the contrary contained in this Note, payments under this Note (the “Junior Obligations”) shall be subordinated to the prior payment in full of the principal, interest, fees and any other amounts (the “Senior Obligations”) outstanding under the Amended and Restated Facilities Agreement, dated April 1, 2015, among Höegh LNG Cyprus Limited and Höegh LNG FSRU IV Ltd., as borrowers, the guarantors, financial institutions and agents party thereto from time to time and Nordea Bank Norge ASA as Agent, Security Trustee and Account Bank (as the same may be further amended, restated or otherwise modified from time to time, the “MUSD 412 Facility”). Holders of the Senior Obligations will be entitled to receive payment in full of all Senior Obligations before Payee will be entitled to receive any payment with respect to the Junior Obligations in the event of any distribution to creditors of Payor: (i) in a liquidation or dissolution of Payor; (ii) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Payor and its properties; (iii) in an assignment for the benefit of creditors; (iv) in any marshalling of the assets and liabilities of Payor; or (v) at any time during which a Default (as defined in the MUSD 412 Facility) has occurred and is continuing. For so long as no Default (as defined in the MUSD 412 Facility) has occurred and is continuing at such time, Payor may make (and Payee may receive and retain and apply in satisfaction of the Junior Obligations) payments of the Junior Obligations from time to time in its sole and absolute discretion. Amounts received by Payee in respect of the Junior Obligations when payment thereof is prohibited by this Section 5 shall be held by Payee in trust for the benefit of the holders of the Senior Obligations and turned over to the holders of the Senior Obligations upon the written request of the Security Trustee (as defined under the MUSD 412 Facility).

6.           MISCELLANEOUS

Payor agrees to pay on demand all the losses, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) which Payee incurs in connection with enforcement of this Note, or the protection or preservation of Payee’s rights under this Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of Payee in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.

This Note shall be binding on each of Payor and Payee and their respective successors and assigns. Payor may not assign or transfer this Note or any of its obligations hereunder without Payee’s prior written consent; Payee may assign or transfer this Note to any other Person in its sole and absolute discretion.

No provision of this Note shall alter or impair the obligation of Payor, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed, subject to Payor’s right to redeem all or a portion of this Note as provided herein or as otherwise agreed to by the parties.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The remainder of this page intentionally left blank.

IN WITNESS WHEREOF, Payor has caused this instrument to be duly executed this [•] day of [•], 2015.

HÖEGH LNG PARTNERS LP

By
Name:	Richard Tyrrell
Title:	Chief Executive Officer and Chief
Financial Officer

EXHIBIT II

FORM OF LETTER AGREEMENT

[attached]

Exhibit II to
Contribution, Purchase and Sale Agreement

 Höegh LNG Partners LP
Wessex House, 5th Floor

45 Reid Street
Hamilton, HM 12
Bermuda

[________], 2015

Höegh LNG Ltd.

Höegh LNG Holdings Ltd.

Hoegh LNG Egypt LLC

c/o Höegh LNG AS

Drammensveien 134

N-0277 Oslo, Norway

Reference is made to (i) the Contribution, Purchase and Sale Agreement, dated as of August 12, 2015 (the “Agreement”), by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.” and, collectively with Höegh LNG, the “Seller Companies”), Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”), (ii) the Lease and Maintenance Agreement (the “Lease and Maintenance Agreement”), dated April 15, 2015, between Hoegh LNG Cyprus Limited, a Cyprus company (“CyprusCo”), acting through its Egyptian Branch, and Hoegh LNG Egypt LLC, an Egyptian company (“EgyptCo”) and (iii) the Regasification Service Agreement (the “Regasification Service Agreement”), dated November 3, 2014, between Egyptian Natural Gas Holding Company, an Egyptian company (the “Charterer”), and Höegh LNG Ltd., as amended pursuant to the Novation Agreement, dated March 29, 2015, among Höegh LNG, Höegh LNG Ltd., Hoegh LNG Egypt LLC (“EgyptCo”) and the Charterer, whereby Höegh LNG Ltd. transferred to EgyptCo, and EgyptCo accepted, all of Höegh LNG Ltd.’s rights, interests, duties and obligations under the Regasification Service Agreement. Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to them in the Agreement.

The undersigned parties hereby agree that:

1.	The Partnership may participate with Höegh LNG, Höegh LNG Ltd. and EgyptCo (collectively, the “RSA Parties”) in all discussions with the Charterer regarding the Regasification Service Agreement or the Vessel. Upon request by the Partnership, the RSA Parties shall promptly provide copies of any correspondence with the Charterer or any other materials related to the Regasification Service Agreement or the Vessel.

2.	None of the RSA Parties shall amend, alter or otherwise modify, or permit any amendment, alteration or modification of, or terminate the Regasification Service Agreement without the prior written consent of the Partnership.

3.	Any extension or renewal of the Regasification Services Agreement or the Lease and Maintenance Agreement shall require approval of a majority of each of (a) the board of directors of the Partnership and (b) the Conflicts Committee thereof.

4.	The Seller Companies hereby jointly and severally guarantee the payment by EgyptCo of Hire (as defined in the Lease and Maintenance Agreement) pursuant to the Lease and Maintenance Agreement (including any interest incurred by EgyptCo pursuant to Clause 10.4 of the Lease and Maintenance Agreement), but only to the extent that the failure of EgyptCo to pay such Hire is caused by (a) the breach by the Charterer of its obligation to pay hire pursuant to Clause 10 of the Regasification Service Agreement and EgyptCo is unable to draw upon EGAS’ Performance Guarantee (as defined in the Regasification Service Agreement) or (b) the Charterer’s claim of a force majeure event pursuant to Clause 21.1 (b), (c), (f) or (h) of the Regasification Service Agreement, or chemical or radioactive contamination or ionizing radiation resulting from any of the Force Majeure Events in such clauses. To the extent EgyptCo shall fail to pay Hire when due, the Seller Companies shall pay such Hire within 45 days of receipt of a notice from CyprusCo requesting payment.

5.	This letter agreement is incorporated by reference into the Agreement, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Any disputes arising hereunder shall be resolved in the manner set forth in Section 10.7 of the Agreement.

Please confirm your acceptance and agreement of this letter agreement by signing in the space provided below. Upon your execution of this letter agreement (or counterpart copies hereof), this letter agreement shall become binding on the parties hereto.

[Signature page follows]

Very truly yours,

HÖEGH LNG PARTNERS LP

By:
Name:
Title:

HÖEGH LNG PARTNERS OPERATING LLC

By:
Name:
Title:

Signature Page to Letter Agreement

Confirmed and agreed:

Höegh LNG HOLDINGS Ltd.

By:
Name:
Title:

Höegh LNG Ltd.

By:
Name:
Title:

Hoegh LNG Egypt LLC

By:
Name:
Title:

Signature Page to Letter Agreement

EXHIBIT III

FORM OF OPTION AGREEMENT

[attached]

Exhibit III to
Contribution, Purchase and Sale Agreement

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”), dated as of [●], 2015 is made by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.” and, collectively with Höegh LNG, the “Seller Companies”) and Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the date hereof:

7.	Höegh LNG Ltd. is a wholly owned subsidiary of Höegh LNG;

8.	Höegh LNG FSRU III Ltd., a Cayman Islands company (“FSRU III”), is a wholly owned subsidiary of Höegh LNG Ltd.;

9.	Hoegh LNG Cyprus Limited, a Cyprus company (“CyprusCo”), is a wholly owned subsidiary of FSRU III;

10.	CyprusCo is the record owner of the floating storage and regasification unit Höegh Gallant (the “Vessel”); and

11.	Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”), is a wholly owned subsidiary of the Partnership;

WHEREAS, by a Lease and Maintenance Agreement, dated April 15, 2015 (the “Lease and Maintenance Agreement”), CyprusCo, acting through its Egyptian Branch, chartered the Vessel to Hoegh LNG Egypt LLC, an Egyptian company and an indirect wholly-owned subsidiary of Höegh LNG Ltd. (“EgyptCo”);

WHEREAS, the Vessel is subject to a Regasification Service Agreement, dated November 3, 2014, between Egyptian Natural Gas Holding Company, an Egyptian company (the “Charterer”), and Höegh LNG Ltd., as amended pursuant to the Novation Agreement (as defined below) (the “Regasification Service Agreement”);

WHEREAS, Höegh LNG, Höegh LNG Ltd., EgyptCo and the Charterer have entered into a Novation Agreement, dated March 29, 2015 (the “Novation Agreement”), whereby Höegh LNG Ltd. transferred to EgyptCo, and EgyptCo accepted, all of Höegh LNG Ltd.’s rights, interests, duties and obligations under the Regasification Service Agreement;

WHEREAS, Höegh LNG FSRU IV Ltd., a Cayman Islands company, and CyprusCo, as borrowers, Höegh LNG, Höegh LNG Ltd. and FSRU III, as corporate guarantors, and the banks and other financial institutions named therein as lenders and swap banks (collectively, the “Lenders”) have entered into a $412 million Amended and Restated Facilities Agreement, dated April 1, 2015, with respect to the Vessel (the “Vessel Credit Facility”);

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WHEREAS, pursuant to a Contribution, Purchase and Sale Agreement, dated August 12, 2015 among Höegh LNG, Höegh LNG Ltd., the Partnership and the Operating Company (the “Contribution Agreement”), it has been agreed that, subject to the terms and conditions of the Contribution Agreement, the Partnership will (1) acquire all of the outstanding shares of FSRU III from Höegh LNG Ltd. and (2) contribute such shares to the Operating Company; and

WHEREAS, the Seller Companies have agreed to grant the Partnership an option whereby the Partnership can require the Seller Companies to enter into a new charter with respect to the Vessel upon the expiration of the Lease and Maintenance Agreement on substantially the same terms as those in the Lease and Maintenance Agreement, and this Agreement sets out the terms of such option.

agreement

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article XI

DEFINITIONS

Section 11.1 Definitions. Defined terms used but not defined herein shall have the meanings set forth in the Contribution Agreement.

Article XII

OPTION

Section 12.1 Grant of Option. In consideration of the agreement of the Partnership to purchase the shares of FSRU III, the Seller Companies hereby grant to the Partnership the right to require Höegh LNG Ltd. (or an affiliate) to enter into a new charter with respect to the Vessel (the “Subsequent Charter”) upon the expiration or termination of the Lease and Maintenance Agreement substantially in the form of the Lease and Maintenance Agreement (together with customary performance guarantees to be agreed between the parties thereto) with Höegh LNG Ltd. (or an affiliate) as charterer, except that the Vessel shall be chartered from the date on which the Lease and Maintenance Agreement expires or terminates, as applicable, until July 31, 2025 (with no option to extend) at a rate of hire which is (a) ninety per cent. (90%) of the rate payable pursuant to Clause 10.1 of the Lease and Maintenance Agreement per day, or pro rata for any day thereof, plus (b) any incremental payroll, income, withholding, value-added or other taxes born by the Partnership and its affiliates as a result of the Subsequent Charter, including any taxes born by entities created to facilitate the Subsequent Charter and any incremental operating expenses incurred as a result of the relocation of the Vessel, each, payable by such charterer for the use and hire of the Vessel. The option granted pursuant to this Section 2.1 is referred to herein as the “Option.” Any Subsequent Charter shall require approval of a majority of each of (1) the board of directors of the Partnership and (2) the Conflicts Committee thereof.

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Section 12.2        Option Notice. Unless another charter satisfactory to the Partnership has been entered into in respect of the Vessel, the Option may be exercised by the Partnership by serving an irrevocable option notice substantially in the form set forth in Exhibit I no later than the earlier of the date which is (a) 30 days before the expiration of the Lease and Maintenance Agreement or (b) if the Lease and Maintenance Agreement is terminated before the expiration of its Term (as defined therein), 30 days after such termination.

Section 12.3        Lenders’ Requirements. Each of the Seller Companies will execute and provide all corporate authorities, certificates, notices and other documentation required by the Lenders (or any other third party) in connection with any new charter pursuant to the exercise by the Partnership of the Option.

Article XIII

Representations and Warranties of THE SELLER COMPANIES

Section 13.1        Representations and Warranties. The Seller Companies hereby represent and warrant to the Partnership as of the date hereof, that:

(a)        Each of the Seller Companies has been duly incorporated and is validly existing and in good standing under the laws of Bermuda and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to the Seller Companies or the Transferred Subsidiaries and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)        Each of the Seller Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Companies have been duly authorized by all necessary action on the part of each of the Seller Companies and this Agreement has been duly executed and delivered by the Seller Companies and constitutes a legal, valid and binding obligation of the Seller Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)        The execution, delivery and performance by each of the Seller Companies of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Organizational Documents of either of the Seller Companies; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any of the Seller Companies is a party or is subject or by which any of the Seller Companies’ assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a Governmental Authority, orders of a Governmental Authority, judicial decisions, decisions of arbitrators or determinations of any Governmental Authority or court (“Laws”); or (iv) the Regasification Service Agreement, the Lease and Maintenance Agreement, the Vessel Credit Facility or any material provision of any material contract to which any of the Seller Companies is a party or by which the assets of any of the Seller Companies are bound; and

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(d)        Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Seller Companies of this Agreement or the consummation by each of the Seller Companies of the transactions contemplated hereunder, and any consent required for the transactions contemplated hereunder pursuant to the Regasification Service Agreement, the Lease and Maintenance Agreement and/or the Vessel Credit Facility has been duly obtained.

Article XIV

Representations and Warranties of THE PARTNERSHIP

Section 14.1        Representations and Warranties. The Partnership hereby represents and warrants to the Seller Companies as of the date hereof and as of the Closing Date, that:

(a)        The Partnership has been duly formed and is validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to the Partnership and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)        The Partnership has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Partnership have been duly authorized by all necessary action on the part of the Partnership, and this Agreement has been duly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)        The execution, delivery and performance by the Partnership, as applicable, of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Partnership’s Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, loan agreement, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which the Partnership is a party or is subject or by which any of its assets or properties may be bound; or (iii) any applicable Laws; and

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(d)        Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Partnership of this Agreement or the consummation by the Partnership of the transactions contemplated hereunder.

Article XV

FURTHER ASSURANCES

Section 15.1        Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional assignments, agreements and other documents, including any assignment of services agreements pertaining to the Vessel, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

Article XVI

Miscellaneous

Section 16.1        Survival of Representations and Warranties. The representations and warranties given in Article III and Article IV shall survive the execution of this Agreement.

Section 16.2        Headings; References, Interpretation. All amounts referred to herein are in United States dollars. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

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Section 16.3        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 16.4        No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 16.5        Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 16.6        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 16.7        Dispute Resolution. Any disputes arising hereunder shall be resolved in the manner set forth in Section 10.7 of the Contribution Agreement.

Section 16.8        Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

HÖEGH LNG HOLDINGS LTD.

By:
Name:	Camilla Nyhus-Møller
Title:	Attorney-in-fact

HÖEGH LNG LTD.

By:
Name:	Camilla Nyhus-Møller
Title:	Attorney-in-fact

HÖEGH LNG PARTNERS LP

By:
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

Signature Page
To
Option Agreement

EXHIBIT I

FORM OF OPTION NOTICE

To:     Höegh LNG Holdings Ltd.

and:   Höegh LNG Ltd.

Dated: [●]

Option Agreement, dated [●] 2015, among Höegh LNG Holdings Ltd., Höegh LNG Ltd. and Höegh LNG Partners LP

We refer to the Option Agreement.  Words defined in the Option Agreement shall have the same meanings when used in this Notice.

We understand from you that the Lease and Maintenance Agreement [is due to expire on]/[terminated on] [date].

We give you notice that we wish to exercise the Option.

Please confirm that you will arrange for any necessary documentation to be prepared and agreed.

Yours faithfully,

for and on behalf of
HÖEGH LNG PARTNERS LP

SCHEDULE A

INSURANCE POLICIES

Hull & Machinery insurance:

All insurances carried, or to be carried, by the owner of the Vessel are placed as part of Höegh LNG’s fleet placements in the international insurance markets.

With effect from December 1, 2014, for 12 months, the Vessel is insured for the following insured values:

- Hull & Machinery (H&M)	USD	272,000,000
- Hull Interest (HI)	USD	68,000,000
- Freight Interest(FI)	USD	68,000,000
	USD	408,000,000

The insurances are placed on insurance conditions as per the Nordic Marine Insurance Plan of 2013 in accordance with Part one and Chapters 10–13, “on full conditions” as per the Nordic Plan 2013 Clause 10-4, and as per Owner’s Special Conditions and Clauses.

The Nordic Plan 2013 provides cover on an "all risks" basis.

The Nordic Plan 2013 includes under Chapter 13 coverage for liability of the assured arising from collision with another ship (Running Down Clause "RDC") or striking against Fixed and Floating Objects ("FFO") – on 4/4ths basis in both respects. RDC and FFO thus being excluded under the P&I cover.

Höegh LNG Holdings Ltd. (H&M)

Brokers	Underwriters	S&P rating	Share
Willis, Oslo	Norwegian Hull Club	A-	10.0%
	Gard Marine & Energy	A+	15.0%
	Swedish Club, Gothenburg	BBB +	7.5%
	Alandia Marine, Åland	BBB +	5.0%
	Mitsui Sumitomo Insurance	A+	5.5%
	Codan, Bergen	A	7.5%
Willis, London	Lloyds (12,5%) / RSA (10%)	A / A	22.5%
Gr. Eyssautier, Paris	AXA Corporate Solution	AA-	10.0%
	Allianz Global Corporate & Speciality	AA	10.0%
	Generali Assurances lard	A	7.0%
			100.0%

As Claims Leader for 100% placement is appointed Norwegian Hull Club.

Schedule A to
Contribution, Purchase and Sale Agreement

Deductible for Particular Average (damage to own vessel) is USD 473,000.

Deductible for Damage Done (collision liability) is USD 50,000.

Assureds:

Assureds:	Höegh LNG Cyprus Limited (Owner)
Höegh LNG Cyprus Limited, Egypt Branch
Höegh LNG Egypt LLC (Lessee and Commercial Manager)
Höegh LNG Holding Ltd, Bermuda
Höegh LNG Fleet Management AS (Manager)

Co-assured:	Egyptian Natural Gas Holding Company as Charterer, as per requirement in Regasification Service Agreement dated 03.10.2014.

Mortgagee:	Nordea Bank Norge ASA, Oslo

Loss of Hire insurance

The Vessel is covered in accordance with the Nordic Marine Insurance Plan 2013, Chapter 16, with daily amount USD 166,500, deductible 20 days and max cover 180 days per incident.

War risk insurance

The Vessel is entered with Den Norske Krigsforsikring for Skib (DNK - The Norwegian Shipowners' Mutual War Risk Insurance Association) for continuous membership until terminated, with anniversary date January 1 each year, for the same insured values as under marine risks insurances.

Protection & Indemnity Insurance (P&I)

The Vessel is entered with the P&I Club Gard, Norway, for continuous membership until terminated, with anniversary date February 20 each year.

Gard is a member of the International Group of P&I Clubs.

The deductibles are specially agreed and apply to claims including any legal and other costs:

- Crew:	USD 10,000 per port of call
- Cargo and General Average:	USD 50,000 per cargo carrying voyage
- Other P&I Liabilities:	USD 5,500 per event

Schedule A to
Contribution, Purchase and Sale Agreement